                                                                      EXHIBIT 11


                        BINDVIEW DEVELOPMENT CORPORATION
       STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        QUARTER                   NINE MONTHS
                                                  ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                ----------------------      -----------------------
                                                  2000          1999          2000           1999
                                                --------      --------      --------       --------
Net income (loss)                               $  1,787      $  1,376      $ (4,359)      $ (1,187)
                                                ========      ========      ========       ========

Shares used in basic calculation
        Total basic shares                        52,021        49,027        51,538         47,404

Additional shares for diluted computation:
  Effect of stock options                          3,006         4,353         5,079            100
  Effect of warrants                                  --           109            20          4,960
  Exclusion of share equivalents that are
    anti-dilutive because a loss was
    incurred                                          --            --        (5,099)        (5,060)
                                                --------      --------      --------       --------
        Total diluted shares                      55,027        53,489        51,538         47,404
                                                ========      ========      ========       ========
Earnings (loss) per common share
  Basic                                         $   0.03      $   0.03      $  (0.08)      $  (0.03)
  Diluted                                       $   0.03      $   0.03      $  (0.08)      $  (0.03)

                                       22